  EXHIBIT 10.1

SHARPS TECHNOLOGY INC.
One Penn Plaza, 36th Floor
New York, NY10119
September 10, 2018
Friendable, Inc.
1821 S. Bascom Avenue
Campbell, CA 95008
Attn:
Robert Rositano
Dean Rositano

Dear Robert and Dean,

On behalf of the Board, I'm sorry to say that Sharps Technology Inc must terminate the merger contemplated in our Merger Agreement, dated June 27, 2018.

The length of time this has thus far taken is far longer than imagined and shows no sure sign of abating. We commenced speaking in January with an aim of completing a rapid transaction. Due to the complexity, spin off of assets, recent events and other requirements I question whether final approval will be received this year.

In light of the aforementioned, the Board of Sharps Technology no longer feels it is in our interest to proceed with the merger. This letter shall serve as formal termination of the Merger Agreement pursuant to Section 10.1 of the Merger Agreement and the related Spin Off Agreement.

Our decision is final and does not imply anything untoward with respect to Friendable, its business or its stakeholders.

Robert and Dean, we wish you good luck in your endeavors.

Please make our decision known to your shareholders as required.

The Grushko law firm has been copied.

Please feel free to call and discuss the matter.

Best,

By:	/s/ Alan Blackma
Name: Alan Blackman
Title: Executive Chairman

cc: Barbara Mittman
Edward Grushko